Exhibit 99.3

1st Mariner Bancorp Announces It Has

Regained Compliance With NASDAQ Global Market Listing Rules

BALTIMORE, MD, Feb. 4, 2010 — 1st Mariner Bancorp (Nasdaq: FMAR) announced today that that on February 3, 2010 it received a letter from The NASDAQ Stock Market notifying the Company that it had regained compliance with The NASDAQ Global Market’s listing requirements.  As previously reported, in order to regain compliance with those requirements, the closing bid price for the Company’s common stock  was required to be at least $1.00, and the minimum market value of its publicly held shares was required to be at least $5 million, for 10 consecutive trading days after December 10, 2009. Both of these requirements were satisfied as of February 2, 2010.

1st Mariner Bancorp is a bank holding company with total assets of $1.38 billion.  Its wholly owned banking subsidiary, 1st Mariner Bank, with total assets of $1.37 billion, operates 24 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Carroll counties in Maryland, the City of Baltimore, and Shrewsbury, Pennsylvania.  1st Mariner Mortgage, a division of 1st Mariner Bank, operates retail offices in Central Maryland and the Eastern Shore of Maryland.  1st Mariner Mortgage also operates direct marketing mortgage operations in Baltimore County.  1st Mariner Bancorp’s common stock is traded on the NASDAQ Global Market under the symbol “FMAR”.  1st Mariner’s Website address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes.  The Company’s actual results could differ materially from management’s expectations.  Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company’s business, successful implementation of the Company’s branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact: Mark A. Keidel — EVP/COO 410-558-4281